Translation of Letter Dated May 12, 1999

From:    Deutsche Bank, Mr. Bauermann and Mr. Jakobi
         Blumenstrasse 13, 42849 Remscheid, Germany

To:      International Knife & Saw, Inc., Mr. Thomas Meyer
         C/O IKS Klingelnberg GmbH
         In der Fleute 18, 42897 Remscheid, Germany

Confirmation of Current Lines of Credit

Dear Mr. Meyer:

We refer to our credit commitment of October 8, 1996; our letter of January 19, 1999; and the discussions we have had with you in recent weeks.

We are pleased to confirm that, within the framework of our general business conditions (AGB), we are making available to you a short-term line of credit in the amount of US $13,000,000 for operating needs. Drawdowns on the line will be handled via Euro-Credits in minimum amounts of $1 million at LIBOR + 1.25% per annum. If at least 50% of the credit line has not been drawn down, then we will charge a commitment fee of 0.25%.

You commit to us that no third parties have any rights to your receivables or inventories. Upon our demand for such, you agree to grant us these rights.

In addition, the following covenants are a condition of our credit commitment:

o You will pledge fixed assets as additional collateral, in the event that the result in the consolidated financial statements before interest and taxes (EBIT) is more than 30% under the original plan (1998: $22,041,000; 1999 $25,098,000).

o You must provide quarterly financial information and annual financial statements to us. The year end financial statements must be presented to us no later than 4 months after year end.

o    German law and German courts govern this agreement.

This credit commitment is valid until further notice, assuming constant good financial conditions.

Please sign the enclosed copy of this letter to indicate your agreement and send it back to us.

We thank you for your trust in us and hope for a smooth and trustworthy relationship.